CERTIFICATE OF CORRECTION OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                DOUBLECLICK INC.

It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is DoubleClick Inc.

         2. The Amended and Restated Certificate of Incorporation of the Corporation, which was filed by the Secretary of State of Delaware on February 23, 1998, is hereby corrected.

         3. The inaccuracy to be corrected in said instrument is as follows:

     The words "below five (5) or above fifteen (15)" are being added in the first sentence of Article V, Section A after the words "the number of directors" and before "unless at least 66.67%." These words were omitted as a result of a typographical error. The added words correct the unintended ambiguity as to the requirements for increasing and decreasing the number of directors.

         4. The portion of the instrument in corrected form is as follows:

                                    Article V

     A. Number. The number of directors of the Corporation shall be such number, not less than five (5) nor more than fifteen (15) (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time in the bylaws, provided that no action shall be taken to decrease or increase the number of directors below five (5) or above fifteen (15) unless at least 66.67% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose approve such decrease or increase. Vacancies in the Board of Directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

Dated: December 21, 1999

                                              /s/ Stephen R. Collins
                                              -------------------------------
                                              Name: Stephen R. Collins
                                              Title:  CFO, Secretary & Treasurer